UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2012

DUKE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 South Tryon Street, Charlotte, North Carolina 28202-4200

(Address of Principal Executive Offices, including Zip code)

(704) 382-3853

(Registrant’s telephone number, including area code)

DUKE ENERGY INDIANA, INC.

(Exact Name of Registrant as Specified in its Charter)

Indiana	1-3543	35-0594457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Main Street, Plainfield, Indiana 46168

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.06.  Material Impairments.

Duke Energy Indiana, Inc. (the “Company”) has updated its cost estimate for the Edwardsport clean coal gasification plant.  Lower than projected revenues from test output and delays due to more extensive testing conditions have added approximately $174 million to the previously-announced $2.98 billion estimate, excluding AFUDC.  The new estimate is $3.154 billion, excluding AFUDC.  Current projected AFUDC on total estimated project costs is approximately $400 million.

As a result of the increase in the cost estimate, Duke Energy Corporation (“Duke Energy”) and the Company expect to record a pre-tax charge to earnings of approximately $180 million in the third quarter of 2012 which will be treated as a special item and excluded from Duke Energy’s adjusted diluted earnings per share.

In April 2012, the Company entered into a settlement agreement with the Office of Utility Consumer Counselor, the Duke Energy Indiana Industrial Group and Nucor Steel — Indiana to cap costs to be reflected in customer rates at $2.595 billion, including AFUDC through June 30, 2012.  Under the settlement agreement, the Company is allowed to recover additional AFUDC after June 30 until customer rates are revised, with such recovery decreasing to 85% on AFUDC accrued after November 30, 2012.  The agreement is subject to approval by the Indiana Utility Regulatory Commission.

The project’s estimated commercial operation date has moved from early 2013 to mid-2013.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: October 31, 2012	By:	/s/ Steven K. Young
	Name:	Steven K. Young
	Title:	Vice President, Chief Accounting Officer and Controller

DUKE ENERGY INDIANA, INC.

Date: October 31, 2012	By:	/s/ Steven K. Young
	Name:	Steven K. Young
	Title:	Vice President, Chief Accounting Officer and Controller